Exhibit 10.1

Final Version

COMMERCIAL COOPERATION AGREEMENT

This Commercial Cooperation Agreement (this “Agreement”), dated as of May 4, 2017, is entered into by and between ORIX Corporation, a Japanese corporation (“ORIX”) and Ormat Technologies, Inc., a Delaware corporation (“Ormat”). ORIX and Ormat are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on or about the date of this Agreement, ORIX will enter into a stock purchase agreement (“SPA”) among ORIX; FIMI ENRG, Limited Partnership, an Israeli limited partnership; FIMI ENRG, L.P., a Delaware limited partnership; Mr. Isaac Angel; Mr. Doron Blachar; and Bronicki Investments Ltd., an Israeli company, pursuant to which ORIX will purchase 10,988,577 shares of the common stock of Ormat and have the right to purchase additional shares of common stock of Ormat on the terms and subject to the limitations set forth in the SPA, and the definitive agreement between the Parties providing for certain governance rights and standstill limitations applicable to ORIX (or its Affiliate) (the “Governance Agreement”) and the registration rights agreement between the parties (the “RRA”) (each entered into on or about the date hereof and together, the “Additional Agreements”);

WHEREAS, the transactions contemplated in the SPA are subject to the recommendation and approval of such transactions by a special committee of independent, disinterested directors of the Ormat Board of Directors (the “Special Committee”);

WHEREAS, it is a material inducement to the Special Committee’s recommendation and approval of the transactions contemplated in the SPA and the Additional Agreements that the Parties enter into this Agreement; and

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

INTERPRETATIONS; DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a)     headings are for convenience only and do not affect the interpretation of this Agreement;

(b)     words importing the singular include the plural and vice versa;

(c)     a reference to a Section, Article or Schedule is a reference to that Section or Article of, or that Schedule to, this Agreement;

(d)     the words “include,” “includes” or “including” shall mean “including, but not limited to” or words to similar effect;

(e)     a reference to a document includes any amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(f)     a reference to a party to any document includes that party’s successors and permitted assigns.

The following terms, when used herein, shall have the meanings set forth below unless a different meaning shall be expressly stated or shall be apparent from the context.

1.1     “Additional Agreements” shall have the meaning ascribed to such term in the Recitals.

1.2     “Affiliate” shall mean, with respect to any Person, any other Person which is a direct or indirect parent or subsidiary of such Person or which directly or indirectly (a) owns or controls such Person; (b) is owned or controlled by such Person; or (c) is under common ownership or control with such Person. For purposes of this definition, “control” shall mean, when used with respect to any specified Person, possession of the power to direct the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary, in no event shall any ORIX Party be deemed to be an Affiliate of any Ormat Party.

1.3     “Agreement” shall have the meaning ascribed to such term in the preamble to this Agreement.

1.4     “Approved Ex-Territory NBO” shall have the meaning ascribed to such term in Section 3.1(b).

1.5     “Approved Territory NBO Package” shall have the meaning ascribed to such term in Section 3.5(a).

1.6   “Business” shall mean the development of Geothermal Projects, including without limitation (a) the evaluation, development, exploration, drilling, acquisition, financing, construction, maintenance, operation, ownership and sale of Geothermal Projects and (b) the sale, acquisition and trading of certain technical products and services utilized in the development and operation of Geothermal Projects.

1.7     “Commercially Competitive” shall mean, in respect of steam and combined geothermal system electric power generation facilities, that Ormat or its Affiliates (a) owns and/or operates such type of facilities with a combined nameplate generating capacity of at least 250 MW or (b) manufactures equipment for use in such type of facilities and is able to offer pricing and material service terms (including warranty coverage and technical advisory support services) for such equipment that is materially consistent with the pricing and service terms generally prevailing in the market in which the given New Business Opportunity arises or, if there are no pricing and service terms generally prevailing in such market, in the most comparable market.

1.8     “Confidential Information” shall have the meaning ascribed to such term in Section 8.16.

1.9     “Development Notice” shall have the meaning ascribed to such term in Section 3.4(a).

1.10     “Disclosing Party” shall have the meaning ascribed to such term in Section 8.16.

1.11     “Dispute” shall have the meaning ascribed to such term in Section 8.10(a).

1.12     “Effective Date” shall have the meaning ascribed to such term in Article II.

1.13     “Event of Default” shall have the meaning ascribed to such term in Section 8.7(c).

1.14     “Ex-Territory NBO” shall mean any New Business Opportunity described in, and subject to the provisions of Section 3.1.

1.15     “FCPA” shall have the meaning ascribed to such term in Section 6.2.

1.16     “Force Majeure” means an event or circumstance, such as natural catastrophes, terrorism, war, riots, or acts of God, that (i) prevents one Party from performing its obligations under this Agreement; (ii) is not within the reasonable control of, or the result of the negligence of, the Party claiming Force Majeure; and (iii) by the exercise of due diligence, the Party claiming such Force Majeure is unable to overcome or avoid (or cause to be avoided); provided, however, notwithstanding the foregoing, an occurrence or an event that merely increases the costs of, or causes an economic hardship to, a Party shall not constitute Force Majeure.

1.17     “Geothermal Projects” shall mean, collectively, (a) binary geothermal system electric power generation facilities and (b) so long as Ormat is then-capable of, and Commercially Competitive in, providing such solutions, steam and combined geothermal system electric power generation facilities.

1.18     “Governance Agreement” shall have the meaning ascribed to such term in the Recitals.

1.19     “MW” shall mean megawatt.

1.20     “New Business Opportunity” shall mean any new commercial proposal, solicitation, deal, transaction, development project or business opportunity relating to the Business pursued by, or presented to, an ORIX Party after the Effective Date.

1.21     “Non-Disclosing Party” shall have the meaning ascribed to such term in Section 8.16.

1.22     “ORIX” shall have the meaning ascribed to such term in the preamble to this Agreement.

1.23     “ORIX Party” shall mean (i) ORIX and (ii) any Affiliate of ORIX, until such time as such Person is no longer an Affiliate of ORIX.

1.24     “Ormat” shall have the meaning ascribed to such term in the preamble to this Agreement.

1.25     “Ormat Party” shall mean (i) Ormat and (ii) any Affiliate of Ormat, until such time as such Person is no longer an Affiliate of Ormat.

1.26     “Party” or “Parties” shall have the respective meanings ascribed to such terms in the preamble to this Agreement.

1.27     “Person” shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, governmental entity or authority or agency.

1.28     “Receiving Party” shall have the meaning ascribed to such term in Section 8.16.

1.29     “Representatives” shall mean, for any Person, such Person’s Affiliates, directors, officers, managers, employees, agents, counsel, advisors and representatives.

1.30     “RRA” shall have the meaning ascribed to such term in the Recitals.

1.31     “SIAC” shall have the meaning ascribed to such term in Section 8.10(b).

1.32     “SIAC Rules” shall have the meaning ascribed to such term in Section 8.10(b).

1.33     “Settlement Period” shall have the meaning ascribed to such term in Section 8.10(a).

1.34     “SPA” shall have the meaning ascribed to such term in the Recitals.

1.35     “Special Committee” shall have the meaning ascribed to such term in the Recitals.

1.36     “Sponsor” shall have the meaning ascribed to such term in Section 3.1.

1.37     “Suspension Period” shall have the meaning ascribed to such term in Section 8.7(a).

1.38     “Technical Partner” shall mean that relationship of an Ormat Party in respect of a given New Business Opportunity that may take the form of some or all of the following, based on the unique circumstances of such Geothermal Project, as determined by the applicable ORIX Party in its commercially reasonable discretion: (a) providing certain geological, engineering, procurement, construction, operational, maintenance or management services to the Geothermal Project represented by such New Business Opportunity; and (b) providing certain binary geothermal electric generation systems and related products and services for use in the Geothermal Project represented by such New Business Opportunity.

1.39     “Territory” shall mean the State of Japan.

1.40     “Territory NBO” shall mean any New Business Opportunity described in, and subject to the provisions of, Section 3.2 or Section 3.3.

1.41     “Territory NBO Agreements” shall have the meaning ascribed to such term in Section 3.5(d).

1.42     “Territory NBO Package” shall have the meaning ascribed to such term in Section 3.5(a).

1.43     “Territory NBO Package Notice” shall have the meaning ascribed to such term in Section 3.5(a).

1.44     “UK Bribery Act” shall have the meaning ascribed to such term in Section 6.2.

ARTICLE II

EFFECTIVE DATE

The “Effective Date” of this Agreement shall not occur until the following conditions precedent have been satisfied or waived in writing by the applicable Party:

(a)     “Closing” shall have occurred under, and as defined in, the SPA;

(b)     the execution and delivery by the parties thereto of the Governance Agreement;

(c)     the execution and delivery by the parties thereto of the RRA; and

(d)     all other conditions precedent to the parties’ obligations under the SPA and the Additional Agreements shall have been satisfied or waived by the applicable party.

Other than its respective obligations under Sections 3.6 and 8.16, and the obligation of each Party to use good faith efforts to satisfy any conditions precedent within such Party’s control within a reasonable period of time after execution of this Agreement, neither Party shall have any obligations under this Agreement prior to the Effective Date.

ARTICLE III

AGREEMENTS CONCERNING NEW BUSINESS OPPORTUNITIES

3.1     New Business Opportunities outside the Territory. The Ormat Parties shall have the exclusive right of first refusal to own, invest in, develop, and operate any New Business Opportunity outside of the Territory; provided, however, that if, at the time a given New Business Opportunity is pursued by, or presented to ORIX, (i) the third party (“Sponsor”) that owns or is controlling the development of such New Business Opportunity objects to any Ormat Party being the owner, developer or operator of the Geothermal Project represented by such New Business Opportunity and (ii) ORIX determines in its reasonable discretion that the reasons for the Sponsor’s objections are commercially reasonable (such determination to occur only after ORIX provides Ormat with a reasonably detailed summary of the Sponsor’s reasons for objection and a reasonable period of time, not to exceed twenty (20) days from the delivery of the summary, to address such objection, including by using commercially reasonable efforts to convene a meeting within such period among Ormat, ORIX and the Sponsor so that Ormat can directly respond to the Sponsor’s concerns), then the ORIX Parties, and not Ormat, shall have the right to invest in, develop and operate such Geothermal Project, and ORIX shall (and shall cause the applicable ORIX Party to) use its commercially reasonable efforts to secure Sponsor agreement (x) to permit ORIX to engage an Ormat Party to serve as its Technical Partner on such Geothermal Project and (y) to grant an Ormat Party the option to become ORIX’s co-shareholder in the Geothermal Project (provided that, ORIX will provide Ormat with a reasonably detailed summary of its efforts to secure Sponsor agreement to the terms set forth in clauses (x) and (y) and, in the event ORIX fails to secure such agreement, provide Ormat with a reasonable period of time, not to exceed twenty (20) days from the delivery of the summary, to address such objection, including by using commercially reasonable efforts to convene a meeting within such period to address such objection, including by using commercially reasonable efforts to convene a meeting among Ormat, ORIX and the Sponsor so that Ormat can directly respond to the Sponsor’s concerns).

3.2     New Business Opportunities for Large Geothermal Projects within the Territory. The Ormat Parties shall have the exclusive right to serve as the Technical Partner to the applicable ORIX Party with respect to, and be granted the option to acquire up to 49% ownership of, all Geothermal Projects within the Territory (a) that represent New Business Opportunities, (b) that have an expected generating capacity of greater than 15 MW and (c) (i) that are 100% owned by an ORIX Party or (ii) with respect to which an ORIX Party has the ability to control all relevant decisions without being required to obtain any third party consents (which, for the avoidance of doubt, shall not include any necessary approvals, consents and waivers of local or federal regulatory or governmental bodies that are required to effect the transactions contemplated by this Agreement or to otherwise comply with applicable law) with respect thereto. For all Geothermal Projects within the Territory that have an expected generating capacity of greater than 15 MW and in which an ORIX Party has a non-controlling ownership interest, ORIX shall (and shall cause the applicable ORIX Party to) use commercially reasonable efforts to introduce Ormat to the controlling parties of such Geothermal Projects to serve as the Technical Partner thereof.

3.3     New Business Opportunities for Small Geothermal Projects within the Territory. ORIX shall (and shall cause the applicable ORIX Party to) use its commercially reasonable efforts to engage an Ormat Party to serve as the Technical Partner to the ORIX Party with respect to all Geothermal Projects within the Territory (a) that represent New Business Opportunities, (b) that have an expected generating capacity of 15 MW or less and (c) (i) that are 100% owned by an ORIX Party or (ii) with respect to which an ORIX Party has the ability to control all relevant decisions without being required to obtain any third party consents (which, for the avoidance of doubt, shall not include any necessary approvals, consents and waivers of local or federal regulatory or governmental bodies that are required to effect the transactions contemplated by this Agreement or to otherwise comply with applicable law) with respect thereto (provided that, ORIX will provide Ormat with a reasonably detailed summary of its efforts to engage Ormat as its Technical Partner for such a Geothermal Project and, if applicable, if the other partners or counterparties to the ORIX Party in the Geothermal Project object to the ORIX Party engaging Ormat as its Technical Partner, provide Ormat with a reasonable period of time, not to exceed twenty (20) days from the delivery of the summary, to address such objection, including by using commercially reasonable efforts to convene a meeting within such period to address such objection, including by using its reasonable best efforts to convene a meeting among Ormat, ORIX and the other relevant parties so that Ormat can directly respond to the concerns).

3.4     Procedures with respect to Ex-Territory NBOs. Subject in all cases to Section 3.1:

(a)     If any ORIX Party shall be presented with, or otherwise made aware of an Ex-Territory NBO, ORIX shall (or shall cause the applicable ORIX Party to) promptly notify and present the terms and conditions of such Ex-Territory NBO in writing to Ormat (and only to Ormat). Ormat shall have thirty (30) days to (i) make a principal determination as to whether it (or any other Ormat Party) intends to (x) own, invest in, develop, and operate, or otherwise pursue, such Ex-Territory NBO and (ii) deliver written notice to ORIX of such intent (each such notice, an “Development Notice” and any Ex-Territory NBO that any Ormat Party intends to own, invest in, develop, and operate or otherwise pursue, an “Approved Ex-Territory NBO”).

(b)     Prior to presenting the Ex-Territory NBO to Ormat and during the thirty (30) day period specified above, no ORIX Party shall solicit or engage in negotiations with any other Person regarding such Ex-Territory NBO. If Ormat delivers written notice of its rejection of such Ex-Territory NBO, or does not deliver a Development Notice within such thirty (30) day period, then the applicable ORIX Party shall be entitled to pursue the Ex-Territory NBO on its own and/or may solicit or commence negotiations with third party investors.

(c)     During such thirty (30) day period, ORIX shall (or shall cause the applicable ORIX Party to) use commercially reasonable efforts to allow the applicable Ormat Party to conduct diligence activities in respect of such Ex-Territory NBO as such Ormat Party may reasonably request, and ORIX shall (or shall cause the applicable ORIX Party to) use commercially reasonable efforts to make available to such Ormat Party all materials, information, projections, budgets and documentation reasonably necessary to allow such Ormat Party to make an informed decision regarding such Ex-Territory NBO, to the extent such materials have been made available to the applicable ORIX Party.

(d)     If Ormat delivers a Development Notice, the applicable Ormat Party shall have the right to pursue such Approved Ex-Territory NBO, and the applicable ORIX Party shall turn over to Ormat all materials, information, projections, budgets and documentation in its possession with respect to such Approved Ex-Territory NBO.

3.5     Procedures with respect to Territory NBOs. Subject in all cases to Sections 3.2 and 3.3:

(a)     If any ORIX Party shall be presented with, or otherwise made aware of a Territory NBO, ORIX shall (or shall cause the applicable ORIX Party to) promptly notify and present the particulars of such Territory NBO in writing to Ormat and the nature of the Technical Partner relationship and equity option, if applicable, available in respect thereof (such terms and conditions, the “Territory NBO Package”). Ormat shall have thirty (30) days to (i) make a principal determination as to whether it (or any other Ormat Party) intends to (x) pursue negotiations with the applicable ORIX Party regarding such Territory NBO Package and (ii) deliver written notice to ORIX of such intent (each such notice, a “Territory NBO Package Notice” and any Territory NBO Package that any Ormat Party intends to pursue, an “Approved Territory NBO Package”).

(b)     If Ormat delivers written notice of its rejection of such Territory NBO Package, or does not deliver a Territory NBO Package Notice within such thirty (30) day period, then the applicable ORIX Party shall be entitled to pursue the Territory NBO on its own and/or with third party investors or technical partners.

(c)     During such thirty (30) day period, ORIX shall (or shall cause the applicable ORIX Party to) use commercially reasonable efforts to allow the applicable Ormat Party to conduct diligence activities in respect of such Territory NBO as such Ormat Party may reasonably request, and ORIX shall (or shall cause the applicable ORIX Party to) use commercially reasonable efforts to make available to such Ormat Party all materials, information, projections, budgets and documentation reasonably necessary to allow such Ormat Party to make an informed decision regarding such Territory NBO, to the extent such materials have been made available to the applicable ORIX Party.

(d)     If Ormat delivers a Territory NBO Package Notice, the applicable Ormat Party and the applicable ORIX Party shall negotiate in good faith for a period of 60 days the terms and conditions governing the Technical Partner relationship and, if applicable, the equity option comprising the Approved Territory NBO Package (collectively, the “Territory NBO Agreements”). The Parties agree that the particular contractual arrangements in respect of each Approved Territory NBO Package shall be mutually determined by the applicable Ormat Party and the applicable ORIX Party on a project-by-project basis but shall fairly and equitably reflect the applicable Ormat Party’s anticipated contribution to the success of the applicable Territory NBO as well as any applicable external factors including local and/or federal regulatory, local content or other issues relevant to project award decisions. If, despite the applicable ORIX Party’s good faith efforts to come to agreement on the Territory NBO Agreements within such 60-day period, the applicable parties to such Territory NBO Agreements are unable to agree on the material terms thereof, ORIX shall be relieved of any further obligations under this Agreement in respect of the Territory NBO to which such Territory NBO Agreements relate.

(e)     Any Territory NBO Agreement proposed to be entered into between any ORIX Party, on the one hand, and any Ormat Party, on the other hand, must be negotiated in good faith on an arm’s-length basis, must have terms that are reasonably competitive with those available in the market from unaffiliated third parties, and must be sufficient to satisfy the requirements of the construction and permanent financing as well as the return objectives of the relevant project investors.

3.6     No Press Releases. Each Party agrees that, to the fullest extent possible in light of legal requirements, neither it nor its Affiliates will, without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), issue a press release, contact the news media or respond to any communication from the news media with any sensitive or confidential information with respect to this Agreement or any New Business Opportunity; provided, however, that nothing contained in this Section 3.6 shall limit, restrict or prohibit any public disclosure by either Party that is deemed by such Party, in its sole discretion, as necessary or required under applicable securities laws or stock exchange rules and regulations or to otherwise comply with applicable law.

3.7     Financing Sources. During the Term, ORIX shall use commercially reasonable efforts to assist the Ormat Parties in obtaining project financing for Geothermal Projects on the most advantageous terms possible from certain providers of debt financing (including but not limited to Japan Bank for International Cooperation, Japan International Cooperation Agency, Development Bank of Japan, Inc., Asian Development Bank and Japanese commercial banks operating in the project financing field) with which any ORIX Party has a commercial relationship at the relevant time; provided, however, that in no event shall this Section 3.7 impose any financial obligation on any ORIX Party and, provided further, that ORIX will provide Ormat with a reasonably detailed summary of its efforts to assist the Ormat Parties in obtaining such project financing for Geothermal Projects from such providers of debt financing.

3.8     Further Assurances. Each Party will from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to carry out the intent and effect the transactions contemplated by this Agreement, including providing such information and support to the other Party as is reasonably requested by the other Party.

ARTICLE IV

LIMITATION OF LIABILITY

4.1     Waiver of Consequential Damages. Notwithstanding any provision of this Agreement or otherwise to the contrary, neither Party or any of its Affiliates shall be liable (whether in contract, tort, misrepresentation, warranty, negligence, strict liability or otherwise) to the other Party or its Affiliates for any special, indirect, incidental or consequential damages arising out of or in connection with this Agreement, or the performance, non-performance or breach hereunder, except to the extent that such damages are reasonably foreseeable and reasonably quantifiable.

ARTICLE V

INDEMNIFICATION

Each Party shall indemnify, defend and hold harmless the other Party and its Affiliates, agents, servants, officers, directors and employees from and against any loss, cost, liability, claim, damage, expense (including reasonable attorneys’ fees and disbursements), penalty or fine arising from, or in connection with, any New Business Opportunity or this Agreement to the extent caused by the gross negligence, misrepresentation or fraud of such Party or its Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES; COVENANTS

6.1     Representations and Warranties. Each Party represents and warrants to the other Party on the Effective Date that:

(a)     it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and it has the corporate power and authority to transact the business in which it engages, including the transactions contemplated hereby;

(b)     it has obtained all requisite corporate approvals necessary for the execution, delivery and performance of this Agreement, and when duly executed by it, this Agreement shall constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditor rights generally and by general equitable principles;

(c)     the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with the giving of notice or the passage of time or both) (i) conflict with its organizational and governance documents; (ii) violate any provision of any applicable law; (iii) conflict with, or result in a breach of, or default under, any agreement or other instrument to which it is a party or by which it or its assets may be bound; or (iv) result in the creation of any lien, charge or encumbrance upon its assets or properties, except, in the case of the foregoing clause (ii), violations, and in the case of the foregoing clause (iii) and (iv), conflicts, breaches or defaults, or liens, charges or encumbrances, that in the aggregate would not materially hinder or impair the transactions contemplated hereby or have a material adverse effect on the business, assets or financial condition of it;

(d)     to the best of its knowledge, there is no action, suit, proceeding or official investigation by or before any governmental authority or political subdivision thereof, arbitral tribunal or other body pending or threatened against or affecting it or its properties or assets, which could reasonably be expected to result in a material adverse effect on its ability to perform its obligations under this Agreement or on the validity or enforceability of this Agreement;

(e)     it has not, directly or indirectly, corruptly offered, promised, paid, authorized or given money or anything of value, directly or indirectly, to any government or similar official, political party or official, or candidate for political office for the purpose of: (i) influencing any act or decision of the official, candidate or party; (ii) inducing the official, candidate or party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing the official, candidate or party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement or the pursuit of New Business Opportunities; and

(f)     it and its Affiliates have conducted their affairs and activities in respect of any New Business Opportunity in accordance with all laws, rules, regulations and decrees of any governmental authority applicable to it, their businesses or any New Business Opportunity, as applicable.

6.2     Covenant. Neither Party shall take any action, nor shall either Party permit its Affiliate to take any action, that would subject either Party or its Affiliates to liability or penalty under any laws, rules, regulations or decrees of any governmental authority, including any applicable anti-bribery or anti-corruption law including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the U.K. Bribery Act 2010 (the “UK Bribery Act”). Among other things, neither Party shall directly or indirectly offer, pay, promise to pay, or authorize the offer, payment or promise of any advantage, financial or otherwise, or thing of value to any representative or agent of a governmental authority while knowing or having reason to know that all or a portion of such advantage or thing of value would be offered, given, or promised to such representative or agent of a governmental authority for the purposes of (a)(i) influencing any act or decision of such any representative or agent of a governmental authority in his or her official capacity or (ii) rewarding the improper performance by any Person of its business or official activities; or (b) assisting either Party or its Affiliates in obtaining or retaining business or a business advantage for any member of a either Party or its Affiliates. Furthermore, each Party and its respective Affiliates shall conduct its business in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and institute and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

6.3     Certificates. Each Party agrees to execute certificates acknowledging its ongoing compliance with this Article VI from time to time at the request of any other Party.

6.4     Indemnity. In addition to any other remedies under this Agreement, either Party who makes a misrepresentation under Section 6.1 or breaches its obligations under Section 6.2 shall indemnify the other Party from and against any loss, cost, liability, claim, damage, expenses (including reasonable attorneys’ fees and disbursements), penalty or fine of whatever nature arising out of, or in connection with, such misrepresentation or breach.

ARTICLE VII

force majeure

7.1     Subject to the terms of Sections 7.2 and 7.3, no failure or omission to carry out or observe any of the terms, provisions, or conditions of this Agreement shall give rise to any claim by a Party against the other Party hereto, or be deemed to be a breach or default of this Agreement if the same shall be caused by or arise out of a Force Majeure; provided that an affected Party’s suspension of its obligations shall be of no greater scope and no longer duration than is reasonably required by such Force Majeure. The affected Party shall use its commercially reasonable efforts to continue to perform its obligations hereunder and to remedy its inability to perform.

7.2     The Parties shall use their commercially reasonable efforts to mitigate the potential impact of any delay caused by Force Majeure. If a Party’s ability to perform its obligations under this Agreement is affected by a Force Majeure, such Party shall promptly (but in any event within five (5) business days) upon learning of such event and ascertaining that it will affect its performance hereunder, give written notice to the other Party stating the nature of the event, its anticipated duration and effect upon the performance of such Party’s obligations, and all action being taken to avoid or minimize its effect. The burden of proof to substantiate an event of Force Majeure shall be on the Party claiming Force Majeure pursuant to this Section 7.2.

7.3     No obligations of any Party that arose before the occurrence of a Force Majeure causing the suspension of performance shall be excused as a result of such occurrence. The obligation to pay money in a timely manner for liabilities that matured prior to the occurrence of a Force Majeure shall not be subject to the Force Majeure provisions of this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1     Governing Law. This Agreement shall be interpreted in accordance with, and governed by, the laws of New York, without regard to the conflicts of law principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

8.2     Relationship of Parties. Except as expressly set forth in this Agreement, (a) neither Party is an agent, employee, contractor, vendor, representative or partner of the other Party, (b) neither Party shall hold itself out as such to third parties, and (c) neither Party is capable of binding the other Party to any obligation or liability, in each case, without the prior written consent of the other Party.

8.3     Remedies. In the event of any breach or threatened breach of this Agreement by any Party hereto, the Parties agree and acknowledge that recovery of monetary damages may not be an adequate remedy for the non-breaching Parties, and the non-breaching Parties shall be entitled to equitable relief through an injunction in addition to any other rights and remedies available to them.

8.4     Integration. The terms and provisions contained in this Agreement constitute the entire agreement between the Parties and their Affiliates with respect to the subject matter hereof. This Agreement supersedes and terminates all previous undertakings, representations and agreements, both oral and written between the Parties and their Affiliates with respect to the subject matter hereof.

8.5     Non-Recourse. The obligations of the Parties under this Agreement are obligations of the Parties only and no recourse shall be available against any officer, director, stockholder or other owner of either Party.

8.6     No Oral Modifications. This Agreement may not be amended or modified except by written agreement executed by each of the Parties hereto.

8.7     Suspension; Term; Termination.

(a)     Suspension. This Agreement shall be suspended during any period in which ORIX, together with any of its Affiliates, ceases to own voting securities representing at least thirteen percent (13%) of the ordinary voting power of all the outstanding common stock and any other securities of Ormat entitled to vote generally for the election of directors to the Ormat Board of Directors (any such period, a “Suspension Period”). Neither Party shall have (i) any obligations under this Agreement during any Suspension Period or (ii) liability for any claims under this Agreement that arise during, or relate to actions or omissions taken or not taken during, any Suspension Period.

(b)     Term; Termination. This Agreement shall commence on the Effective Date and may not be terminated except (i) by mutual agreement of the Parties, (ii) on the effective date of a termination of the Governance Agreement (other than a termination for breach thereof by an ORIX Party), or (iii) in accordance with Section 8.7(c) or Section 8.7(d).

(c)     Events of Default. The following events shall be events of default (each, an “Event of Default”) under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing such party from complying with the terms of this Agreement, unless caused by an event of Force Majeure Event or a default by the other party:

(i)     any failure by a party to make any payment required to be made hereunder, if such failure shall continue for ten (10) business days after written notice thereof has been given to the non-paying party; or

(ii)     any failure to comply in any material respect with any material term, provision or covenant of this Agreement (other than the payment of sums to be paid by a party hereunder), if such failure continues for thirty (30) days after written notice thereof has been given to the non-performing party; provided, however, if such failure cannot reasonably be cured within such thirty (30) days and the non-performing party has commenced, and is diligently pursuing in good faith, to cure such failure, such thirty (30) day period shall be extended for such longer period as shall be necessary for such party to cure the failure, but in no event shall be extended for more than sixty (60) days after the original notice without the prior written agreement of the parties.

(d)     Bankruptcy. This Agreement shall immediately terminate if (i) a Party (A) files a voluntary petition in bankruptcy, (B) is adjudicated bankrupt or insolvent, (C) files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency, or other relief for debtors, whether federal or state, or (D) seeks, consents to, or acquiesces in the appointment of any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties, (ii) a court of competent jurisdiction enters an order, judgment or decree approving a petition filed against a Party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state, and such party consents to or acquiesces in the entry of such order, judgment or decree, or the same remains unvacated and unstayed for an aggregate of sixty (60) days from the date or entry thereof, or (ii) any trustee, receiver, conservator or liquidator of a Party or of all or any substantial part of its properties is appointed without the consent of or acquiescence of such Party and such appointment remains unvacated and unstayed for an aggregate of sixty (60) days. The terms “acquiesce” and “acquiescence”, as used herein, include, but are not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law.

(e)     Remedies. If an Event of Default occurs and is continuing hereunder, then this Agreement may be terminated immediately by the non-defaulting Party, without obligation to or recourse by the defaulting Party. In addition to the termination rights provided in Section 8.7(b), the non-defaulting party shall have all rights and remedies allowed at law or in equity, subject however, to the specific limitations of liability in Article IV.

8.8     No Representation. Each Party recognizes that the development of New Business Opportunities is a high-risk activity in terms of likelihood of success and acknowledges that neither Party has made or is making (by its agreement to assist in the development of any Approved Ex-Territory NBO or by any other activity) any representation or warranty (whether express or implied) to the other Party that any such projects will achieve financial closing or otherwise be successful.

8.9     Survival. In the case of a termination of this Agreement, the obligations of the Parties under Article IV, Article V, Section 6.4, and this Article VIII shall survive such termination.

8.10     Dispute Resolution.

(a)     In the event that a dispute arises out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a “Dispute”), the Party alleging the Dispute shall promptly notify the other Party of the Dispute in writing. If the commercial representatives designated by each of the Parties to resolve the Dispute shall have failed to resolve such Dispute within ten (10) days after delivery of such written notice, then within five (5) days after receipt of a written demand from the other Party to do so, Ormat and ORIX shall each direct a respective senior executive who has authority to settle the Dispute, to confer in good faith within a subsequent five (5) day period to resolve the Dispute. Should the Parties remain unable to resolve the Dispute to their mutual satisfaction within fifteen (15) days (the “Settlement Period”), each Party shall have the right to pursue the resolution of such Dispute in accordance with the provisions of Section 8.10(b). Unless stated otherwise in this Agreement, all Disputes shall be resolved in accordance with the Dispute resolution procedures set forth in this Section 8.10.

(b)     After the Settlement Period set forth in Section 8.10(a) has terminated without a resolution, at the request of either Party to the Dispute, the Dispute shall be referred to and finally resolved by binding arbitration. In such case, either Party may refer the Dispute to arbitration under, and final resolution by, the Singapore International Arbitration Centre (“SIAC”) in accordance with the then-effective Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC Rules”), which rules are deemed to be incorporated by reference in this clause, before a three (3) member panel, with each Party selecting one arbitrator and the third arbitrator, who shall be the chairperson of the panel, being selected by the two Party-appointed arbitrators. The seat of the arbitration will be Singapore. The language of the arbitration shall be English.

(c)     This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any Party.

8.11     Successors and Assigns; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by either Party, including by operation of law, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may collaterally assign this Agreement, in whole or in part, in connection with any financing or refinancing of such Party’s business or operations (or any part thereof). Any assignment of this Agreement in violation of the foregoing shall be null and void ab inicio.

8.12     No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties hereto, and nothing in this Agreement shall be construed to create any duty to, standard of care with reference to, or any liability to, any Person not a party to this Agreement, other than any Person entitled to indemnification under Article V or Section 6.4.

8.13     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith to modify the provisions of this Agreement as far as permitted under applicable law so that this Agreement, as modified, most nearly reflects and effectuates the original intent of the Parties.

8.14     Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

To ORIX at:

ORIX Corporation
Hamamatsucho Building, 1-1-1 Shibaura
Minato-ku, Tokyo 105-0023, Japan
Attention: Todd Freeland, Hidetake Takahashi
Facsimile: 03-5730-0183
Email: todd.freeland@orix-ei.com; hidetake.takahashi.vk@orix.jp; nobuomi.iokamori.ud@orix.jp; daisuke.ueno.tu@orix.jp:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10011

Attention: Thomas W. Christopher and Joshua G. Kiernan

Telecopy No.: (212) 751- 4864

Email: thomas.christopher@lw.com

 joshua.kiernan@lw.com

To Ormat at:

Ormat Technologies, Inc.
6225 Neil Road
Reno, NV 89511
Attention: Isaac Angel
Facsimile: (775) 356-9039

with a copy (which shall not constitute notice) to:

Chadbourne & Parke LLP

1200 New Hampshire Avenue N.W.

Washington, DC 20036
Attention: Noam Ayali
Facsimile: (202) 974-5602
Email: NAyali@chadbourne.com

Chadbourne & Parke LLP

1301 Avenue of the Americas

New York, NY 10019
Attention: Charles E. Hord

Facsimile: (212) 541-5369
Email: Chord@chadbourne.com

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017
Attention: William H. Aaronson

Telephone: (212) 450-4397
Facsimile: (212) 701-5397
Email: william.aaronson@davispolk.com

8.15     Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

8.16     Confidentiality. Each Party shall, and shall cause its Representatives to, (collectively, as to information received, the “Receiving Party”) (a) keep the terms and conditions of this Agreement confidential; and (b) keep any information (whether oral, written or electronic), including (i) all confidential information previously supplied by or on behalf of the other Party and (ii) all documents, reports, studies, manuals, data, plans, proposals and other materials, supplied by or on behalf of the other Party pursuant to this Agreement, confidential and use such information only in connection with this Agreement (the information described in items (a) and (b) collectively, the “Confidential Information”); provided, however, that either Party may disclose any Confidential Information to any of its Representatives with a need to know such Confidential Information in connection with this Agreement if such Representative is advised of the confidential nature of such Confidential Information and the relevant Party causes such Representative to comply with this Section 8.16; and provided, further, that “Confidential Information” shall not include any information that: (A) is or becomes generally available to the public other than from disclosure by the Receiving Party; (B) was known or was available to the Receiving Party on a non-confidential basis prior to the Effective Date; (C) is or becomes available to the Receiving Party on a non-confidential basis from a third party who is not, to the knowledge of the Receiving Party, bound by any confidentiality obligation to the other Party; (D) is independently developed by the Receiving Party without reference to the Confidential Information (as defined above); or (E) is in the possession of the Receiving Party prior to receipt from the other Party. In the event that a Party or any of its Representatives (collectively, a “Disclosing Party”) is required by applicable law (including, without limitation, securities laws or the rules and regulations of any stock exchange on which securities of a Party or its Affiliates are listed) to disclose any Confidential Information, the Disclosing Party shall use all reasonable efforts to provide the other Party (the “Non-Disclosing Party”) with prompt written notice before such Confidential Information is disclosed so that the Non-Disclosing Party may seek, at its own cost and expense, a protective order or other appropriate remedy. The Disclosing Party shall not oppose action by the Non-Disclosing Party to obtain a protective order or other appropriate remedy concerning a disclosure under this Section 8.16. In the event that such a protective order or other remedy is not obtained, the Disclosing Party shall furnish only that portion of the Confidential Information which, on the advice of the Disclosing Party’s legal counsel, is legally required, and the Disclosing Party shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ORIX Corporation

By:	/s/ Yuichi Nishigori

Title:	Director and Corporate Executive Vice President

Ormat Technologies, Inc.

By:	/s/ Isaac Angel & /s/ Doron Blachar

Title:	CEO & CFO

[Signature Page to Commercial Cooperation Agreement]